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                                        FOR: Jarden Corporation

                                APPROVED BY: Martin E. Franklin
                                             Chairman and
                                             Chief Executive Officer
                                             914-967-9400

                                    CONTACT: Investor Relations:
                                             Suzanne Rosenberg/Melissa Myron
                                             Press: Evan Goetz/Jennifer McCullam
FOR IMMEDIATE RELEASE                        212-850-5600
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                   JARDEN CORPORATION ANTICIPATES Q4 EARNINGS
                            PER SHARE TO EXCEED $0.60
                 ~ FILES SHELF REGISTRATION STATEMENT WITH SEC ~

RYE, NEW YORK - JANUARY 7, 2003 - JARDEN CORPORATION (NYSE:JAH) today announced that it anticipates reporting fourth quarter revenues of approximately $103 million and earnings per share in excess of $0.60, significantly higher than the current $0.44 First Call consensus estimate. The favorable results were primarily driven by continued strong retail sell through of FoodSaver(R) home vacuum packaging machines, bags and accessories, while maintaining the trend in operating margin improvements experienced throughout 2002.

The Company plans to release its fourth quarter and full year earnings on Monday, February 10, 2003.

Separately, the Company filed today a shelf registration statement with the Securities and Exchange Commission. Once effective, the shelf registration statement will allow the Company to sell over time up to $150 million of common stock, preferred stock, warrants, debt securities, or any combination of these securities in one or more separate offerings in amounts, at prices and on terms to be determined at the time of the sale. The shelf registration statement is intended to facilitate the Company's access to growth capital for future acquisitions, following the completion of the announced Diamond Brands transaction.

Jarden Corporation is a leading provider of niche consumer products used in home food preservation. Jarden's consumer products group is the U.S. market leader in home vacuum packaging systems and accessories, under the FoodSaver(R) brand and home canning and related products, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands. Jarden's materials based group is the country's largest producer of zinc strip and manufactures plastic parts for other equipment manufacturers.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic and other reports filed with the Securities and Exchange Commission.


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